                                                                    EXHIBIT 3.21

                            Articles of Incorporation
                                      For
                            NORTH AMERICAN MINING INC.

Classes of Shares:                AN UNLIMITED NUMBER OF COMMON SHARES
Restrictions on Share Transfers:  SEE ATTACHED SCHEDULE
Number of Directors:
Minimum Number of Directors:      1
Maximum Number of Directors:      7
Restrictions on Business To:      NONE
Restrictions on Business From:    NONE
Other Rules or Provisions:        SEE ATTACHED SCHEDULE


                     Registration Authorized By: W. J. KENNY
                                                 SOLICITOR

                                     1 of 1

SCHEDULE - RESTRICTIONS IF ANY ON SHARE TRANSFERS

No shares of the Corporation shall be transferred without the approval of the directors of the Corporation either by a resolution passed at a Board of Directors meeting, or by an instrument or instruments in writing signed by all of the directors.

                                     1 of 1

SCHEDULE - OTHER PROVISIONS

(a)  The number of shareholders of the corporation, exclusive of:

(i)  persons who are in its employment or that of an affiliate, and

(ii) persons, who having been formerly in its employment or that of an affiliate were, while in that employment. shareholders of the corporation and have continued to be shareholders of that corporation after termination of that employment.

is limited to not more than fifty (50) persons, two or more persons who are joint registered owners of one or more shares being counted as one shareholder.

(b) Any invitation to the public to subscribe for securities of the corporation is prohibited.

                                     1 of 1